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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            WEGENER CORPORATION, INC.

     Wegener Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

    RESOLVED: That Article four of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

 "FOURTH: AUTHORIZED SHARES. The Corporation shall have the authority to issue Twenty Million (20,000,000) shares of common stock having a par value of $.01 per share, designated "Common Stock." The holders of Common Stock shall be entitled to elect all the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the stockholders of the Corporation."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Wegener Corporation has caused this Certificate of Amendment to be signed by its duly authorized officers, this 14th day of April, 1997.

                                      WEGENER CORPORATION
                                      A Delaware Corporation

                                      By: /s/ Robert A. Placek
                                          ---------------------------
                                          Robert A. Placek, President and Chief
                                                            Executive Officer

                                      Attest: /s/ J. Elaine Miller
                                              -----------------------
                                              J. Elaine Miller, Secretary

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